EXHIBIT 99.1


DESCRIPTIVE MEMORANDUM

                             Fun City Popcorn, Inc.

                                 January 4, 2005


     This memorandum provides certain information about Fun City Popcorn, Inc. (the "Company") as of the above date. It is not intended as an offer to sell any securities of the Company, nor as a solicitation of an offer to buy such securities, nor does it purport to contain all of the information that a prospective investor may desire in investigating the Company. The memorandum has been prepared as a convenient means of providing information to the United States Securities and Exchange Commission.

     THE SECURITIES OF THE COMPANY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person is authorized to give any information or to make any representation other than those contained herein and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. The delivery of this memorandum shall not under any circumstances create any implication that there has been no change in the Company's affairs since the date hereof, or that the information contained herein is correct as of any time subsequent to its date.

     In this memorandum, the "Company" refers to Fun City Popcorn, Inc. and "Lev" refers to Lev Pharmaceuticals, Inc., a wholly-owned subsidiary of the Company. Except where indicated, share amounts have been adjusted to reflect the Merger and the conversion of the Series A convertible preferred stock issuable upon the closing of the Merger.

                                BUSINESS OVERVIEW

     The Company was engaged in the wholesale distribution of food products in the beverage and snack categories in Nevada. In September 2003, the Company entered into an agreement to sell substantially all of its assets to Fun City Foods, Inc., a non-affiliated Nevada corporation. At March 31, 2004, funds amounting to $426,371 were received by the Company as the sale was completed. The proceeds from the sale were distributed to the Company's shareholders in April 2004 on a pro rata basis based upon their respective share ownership. As a condition of the sale transaction, the Company entered into a covenant not to compete for a period of two years from the closing date of the sale transaction wherein it will not engage in any business in the states of Nevada, Arizona, Utah, or California that would be in competition with the business of Fun City Foods, Inc. as it existed at the closing date in March 2004.

     Lev is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. Lev's product candidates are based on C1-esterase inhibitor ("C1-INH"), a human plasma protein that mediates inflammation and is potentially applicable as a treatment for a range of medical indications. Lev expects to initiate a Phase III clinical trial of its lead product candidate, C1-INH for the treatment of hereditary angioedema ("HAE"), in the first half of 2005. Lev is also developing C1-INH for the treatment of acute myocardial infarction ("AMI"), or heart attack, and selective other diseases and disorders in which inflammation is known or believed to play an underlying role. Lev has certain rights to C1-INH technology through agreements with Sanquin Blood Supply Foundation ("Sanquin"), an Amsterdam-based not-for-profit organization that provides blood and plasma products and related services, carries out research and provides education, primarily in the Netherlands.

     On November 5, 2004, the Company entered into an Agreement and Plan of Merger, as amended December 8, 2004 (the "Agreement"), with Lev Acquisition Corp., its wholly owned subsidiary ("Lev Sub"), and Lev. On December 29, 2004, the Merger closed and pursuant to the Agreement, Lev Sub merged with and into Lev and the combined entity became a wholly-owned subsidiary of the Company (the "Merger").

     As a result of the Merger, the Company issued 5,250,928 shares of its common stock and 5,000,000 shares of its convertible preferred stock to holders of Lev common stock, including, upon exercise, holders of outstanding Lev

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options and warrants (collectively, the "Lev Shareholders"). The convertible preferred stock will be automatically convertible into an aggregate of 69,703,430 shares of the Company's common stock upon approval by the Company's stockholders of a Certificate of Amendment of the Company's Articles of Incorporation increasing the Company's authorized common stock to 150,000,000 shares. It is anticipated that the Company will (i) change its name from Fun City Popcorn, Inc. to Lev Pharmaceuticals, Inc., (ii) re-domesticate from Nevada to Delaware and (iii) increase its authorized common stock and preferred stock to 150,000,000 and 20,000,000 shares, respectively, by merging into a newly formed wholly-owned subsidiary (the "Fun City Merger"). Upon stockholder approval of the Fun City Merger, it is anticipated that 79,459,888 shares of common stock will be issued and outstanding, including shares of common stock issuable upon the exercise of outstanding options and warrants. Approximately 94.33% of the Company's issued and outstanding common stock (on a fully-diluted basis) will be owned or exercisable by the Lev Shareholders and the remainder will be held by the Company's current stockholders

                                  RISK FACTORS

     You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled "Information Regarding Forward Looking Statements." The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company's business operations. If any of the following risks actually occur, the Company's businesses, financial condition or results of operations could be materially adversely affected, the value of the Company common stock could decline, and you may lose all or part of your investment.

Risks related to the business of Lev

Lev is at an early stage of development as a company and currently has no source of revenue and may never become profitable.

     Lev is a development stage biopharmaceutical company with a limited operating history. Currently, it has no products approved for commercial sale and, to date, it has not generated any revenue. Lev's ability to generate revenue depends on: first, obtaining FDA marketing approval for any of its products and, second, successfully commercializing and bringing to market these products. In particular, if Lev does not successfully develop and commercialize C1-INH for the treatment of HAE, Lev will be unable to generate any revenue for many years, if at all and, even if successful in obtaining FDA marketing approval for the C1-INH for the treatment of HAE, it will be at least two years before Lev can expect to begin to generate revenue. If Lev is unable to generate revenue, Lev will not become profitable, and Lev may be unable to continue our operations.

Lev has incurred significant losses since inception and anticipates that it will incur continued losses for the foreseeable future.

     Lev has from inception incurred and will continue to incur significant and increasing operating losses for the next several years as Lev commences and continues its phase III clinical trials of C1-INH for the treatment of HAE, and advance C1-INH for the treatment of AMI into clinical development. In addition, if Lev receives regulatory approval of any of its product candidates, Lev expects to incur significant sales and marketing expenses in the future. Because of the numerous risks and uncertainties associated with developing and commercializing these product candidates, Lev is unable to predict the extent of future losses or when and if it will become profitable.

If either of its agreements with Sanquin terminates, Lev may be unable to continue its business.

     Lev's business is highly dependent on distribution and license rights that Lev has received from Sanquin pursuant to a distribution agreement and a license agreement.

     If Lev fails to fulfill certain obligations under the distribution agreement, the distribution agreement may be terminated. In addition, Sanquin has the right to terminate the agreement if it (i) fails to obtain an export license for its C1-INH product prior to September 1, 2005 or (ii) is unable to obtain liability insurance for its United States obligations. If Sanquin terminates the distribution agreement, Lev would have to retain another supplier of C1-INH. If Lev is unable to locate another supplier of C1-INH comparable to Sanquin on economically acceptable terms, or at all, Lev would not be able to commercialize its product candidates and Lev may be forced to cease its operations.

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     Under the license agreement, Sanquin granted to Lev an exclusive license to use certain patents and know-how related to the use of C1-INH technology for the treatment of AMI. Under the terms of the license agreement, Lev is obligated to make royalty and other payments to Sanquin. If Lev fails to fulfill those obligations or other material obligations, the license agreement may be terminated by Sanquin. If Sanquin terminates the license agreement, Lev will have no further rights to utilize the intellectual property covered by the license agreement, Lev would not be able to commercialize the applicable product candidate and we may be forced to cease its operations, particularly if Lev does not have rights to other product candidates.

Clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

     In order to receive regulatory approval for the commercialization of its product candidates, Lev must conduct, at its own expense, extensive clinical trials to demonstrate safety and efficacy of these product candidates. Clinical testing is expensive, can take many years to complete and its outcome is uncertain. Failure can occur at any time during the clinical trial process.

     The results of preclinical studies and early clinical trials of Lev's product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. The data collected from clinical trials of Lev's product candidates may not be sufficient to support the submission of a new drug application or to obtain regulatory approval in the United States or elsewhere. Because of the uncertainties associated with drug development and regulatory approval, Lev cannot determine if or when it will have an approved product for commercialization or achieve sales or profits.

If Lev is unable to satisfy regulatory requirements, Lev will not be able to commercialize its product candidates.

     Lev needs FDA approval prior to marketing its product candidates in the United States. Lev is in the final phase of developing C1-INH for the treatment of HAE, and intends to initiate a phase III trial of this treatment in the first half of 2005. In addition, Lev plans to begin development in the United States for C1-INH for the treatment of AMI. If Lev fails to obtain FDA approval to market its product candidates, Lev will be unable to sell its product candidates in the United States and Lev will not generate any revenue.

The commercial success of Lev's product candidates will depend upon the degree of market acceptance of these products among physicians, patients, health care payors and the medical community.

     Lev expects that some of its product candidates may never be commercialized for any indication. Even if approved for sale by the appropriate regulatory authorities, physicians may not prescribe Lev's product candidates, in which case Lev could not generate revenue or become profitable.

If Lev's product candidates are unable to compete effectively with marketed treatments, Lev's commercial opportunity will be reduced or eliminated.

     Lev faces competition from established pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies and private and public research institutions. Many products are currently marketed for the treatment of HAE and AMI, and a number of companies are developing new treatments. Many of Lev's competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than Lev does. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Lev's commercial opportunity will be reduced or eliminated if its competitors develop and commercialize competing products that are safer, more effective, have fewer side effects or are less expensive than its product candidates. These third parties compete with Lev in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to its programs or advantageous to its business.

     Because Lev will most often be competing against significantly larger companies with established track records, Lev will have to demonstrate to physicians that, based on experience, clinical data, side-effect profiles and other factors, Lev's products are preferable to existing products. If Lev is unable to compete effectively and differentiate its products from currently marketed products, Lev may never generate meaningful revenue.

Lev currently has no sales and marketing organization. If Lev is unable to establish a direct sales force in the United States to promote its products, the commercial opportunity for its products may be diminished.

     Lev currently has no sales and marketing organization. If any of its product candidates is approved by the FDA, Lev intends to market these products directly to health care providers in the United States through its own sales force. Lev will incur significant additional expenses and commit significant additional management resources to establish this sales force. In the event Lev is unable to develop its own sales force or collaborate with a third party to sell its product candidates, Lev may not be able to commercialize its product candidates which would negatively impact its ability to generate revenue.

If the FDA does not approve Lev's contract manufacturers' facilities, Lev may be unable to develop or commercialize its product candidates.

     Lev relies on Sanquin to manufacture its product candidates, and currently has no plans to develop its own manufacturing facility. The facilities used by Sanquin to manufacture Lev's product candidates will require approval by the FDA. There can be no assurance that Sanquin will be able to obtain or maintain compliance with the FDA's compliance requirements. Lev may need to find alternative manufacturing facilities, which would result in significant cost to Lev as well as a delay of up to several years in obtaining approval for and manufacturing of its product candidates.

If product liability lawsuits are successfully brought against Lev, Lev may incur substantial liabilities and may be required to limit commercialization of its product candidates.

     Lev faces an inherent risk of product liability lawsuits related to the testing of its product candidates, and will face an even greater risk if Lev sells its product candidates commercially. Currently, Lev is not aware of any anticipated product liability claims with respect to its product candidates. In the future, an individual may bring a liability claim against Lev if one of its product candidates causes, or merely appears to have caused, an injury. If Lev cannot successfully defend itself against the product liability claim, Lev may incur substantial liabilities. Lev intends to procure global "clinical trial" liability insurance that covers its clinical trials, the aggregate limits of which Lev expects to increase as enrollment in its clinical trials increases and additional clinical trials are initiated. In addition, Lev intends to expand its insurance coverage to include the sale of commercial products if marketing approval is obtained for its product candidates. Lev believes that it will be able to procure sufficient insurance coverage for its proposed clinical development activities. However, as enrollment in its clinical trials increases and Lev initiates additional clinical trials, such insurance coverage may prove insufficient to cover any liability claims brought against Lev. In addition, because of the increasing costs of insurance coverage, Lev may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise.

Even if Lev receives regulatory approval for its product candidates, Lev will be subject to ongoing significant regulatory obligations and oversight.

     If Lev receives regulatory approval to sell its product candidates, the FDA and foreign regulatory authorities may, nevertheless, impose significant restrictions on the indicated uses or marketing of such products, or impose ongoing requirements for post-approval studies. If Lev fails to comply with applicable regulatory requirements, Lev may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. Any of these events could harm or prevent sales of the affected products or could substantially increase the costs and expenses of commercializing and marketing these products.

If Lev fails to attract and keep senior management and key scientific personnel, Lev may be unable to successfully develop its product candidates, conduct its clinical trials and commercialize its product candidates.

     Lev's success depends in part on its continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and on its ability to develop and maintain important relationships with leading academic institutions, clinicians and scientists. Lev is highly dependent upon its senior management and scientific staff, particularly Judson Cooper, its Chairman and Executive Vice President, Joshua D. Schein, Ph.D., its Chief Executive Officer and Yanina Wachtfogel, its Chief Scientific Officer. The loss of services of Mr. Cooper, Dr. Schein, Ms. Wachtfogel or one or more other members of senior management could delay or prevent the successful completion of its planned clinical trials or the commercialization of its product candidates.

Lev will need to increase the size of its organization, and Lev may experience difficulties in managing growth.

     Lev is a small company with 5 employees as of January 3, 2005. To continue its clinical trials and commercialize its product candidates, Lev will need to expand its employee base for managerial, operational, financial and other resources. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Lev's future financial performance and its ability to commercialize its product candidates and to compete effectively will depend, in part, on its ability to manage any future growth effectively.

Reimbursement may not be available for its product candidates, including due to legislative or regulatory reform of the healthcare system, which could diminish Lev's sales or affect its ability to sell its products profitably.

     As a result of legislative proposals and the trend towards managed health care in the United States, third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new drugs. Market acceptance and sales of Lev's product candidates will depend on reimbursement policies and health care reform measures. The levels at which government authorities and third-party payors, such as private health insurers and health maintenance organizations, reimburse patients for the price they pay for Lev's products will affect whether Lev is able to commercialize these products. Lev cannot be sure that reimbursement will be available for any of these products. Also, Lev cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, its products. Lev has not commenced efforts to have its product candidates reimbursed by government or third party payors. If reimbursement is not available or is available only to limited levels, Lev may not be able to commercialize its products.

It is difficult and costly to protect Lev's proprietary rights, and Lev may not be able to ensure their protection.

     Lev's commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of its product candidates, and the methods used to manufacture them, as well as successfully defending these patents against third-party challenges. Lev's licensor has no obligation to enforce its licensed patent rights against third parties for infringement in its licensed territories. Although Lev has the right to enforce the patents licensed from Sanquin, such enforcement action may be time consuming and expensive. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date in the United States. The biotechnology patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of Lev's intellectual property. Accordingly, Lev cannot predict the breadth of claims that may be allowed or enforced in its licensed patents or in third-party patents.

Rapid technological change could make Lev's product candidates obsolete.

     Biopharmaceutical technologies have undergone rapid and significant change and Lev expects that they will continue to do so. Any compounds, products or processes that Lev develops may become obsolete or uneconomical before Lev recovers any expenses incurred in connection with their development. Rapid technological change could make Lev's products obsolete or uneconomical.

The following risks relate principally to the Company's common stock and its market value

There is no existing market for the Company's common stock.

     The Company's common stock is quoted on the Over the Counter Bulletin Board under the symbol "FNCY.OB." There is no active trading market for any of the Company's securities. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for the securities, the ability of holders of the securities to sell their securities, or the prices at which holders may be able to sell their securities.

The market price of the Company's common stock may be adversely affected by several factors.

     The market price of the Company's common stock could fluctuate significantly in response to various factors and events, including:

     o    the Company's ability to execute its business plan;

     o    operating results below expectations;

     o announcements of technological innovations or new products by the Company or its competitors;

     o    loss of any strategic relationship;

     o    industry developments;

     o    economic and other external factors; and

     o    period-to-period fluctuations in its financial results.

     In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Company's common stock.

The Company does not expect to pay dividends in the future. Any return on investment may be limited to the value of the Company's stock.

     The Company does not anticipate paying cash dividends on its stock in the foreseeable future. The payment of dividends on the Company's stock will depend on its earnings, financial condition and other business and economic factors affecting the Company at such time as the board of directors may consider relevant. If the Company does not pay dividends, its stock may be less valuable because a return on your investment will only occur if the Company's stock price appreciates.

A sale of a substantial number of shares of the Company's common stock may cause the price of its common stock to decline.

     If the Company's stockholders sell substantial amounts of the Company's common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of its common stock could fall. These sales also may make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company deems reasonable or appropriate. Stockholders who have been issued shares in the Merger will be able to sell their shares pursuant to Rule 144 under the Securities Act of 1933, beginning one year after the stockholders acquired their shares.

                INFORMATION REGARDING FORWARD LOOKING STATEMENTS

     The Company has made forward-looking statements in this document, all of which are subject to substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate" and "continue" or similar words. Forward-looking statements include information concerning possible or assumed future business success or financial results. You should read statements that contain these words carefully because they discuss the Company's future expectations, contain projections of its future results of operations or its financial condition or state other forward-looking information. The Company believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is unable to accurately predict or control. Accordingly, the Company does not undertake the obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. The factors listed in the section captioned "Risk Factors," as well as any cautionary language in this document, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its forward-looking statements. Before you invest in the Company's common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this document could have a material adverse effect on the Company's business, operating results and financial condition.

                                 DIVIDEND POLICY

     It is the Company's present policy not to pay cash dividends and to retain future earnings to support its growth. The Company does not anticipate paying any cash dividends in the foreseeable future.

                            PLAN OF OPERATIONS OF LEV


Plan of Operations and Business Strategy

     Lev was organized on July 21, 2003, has limited operating history and is in the development stage. Lev has from inception incurred and will continue to incur significant and increasing operating losses for the next several years as Lev commences and continues its Phase III clinical trials of C1-INH for the treatment of HAE, and advances C1-INH for the treatment of AMI into clinical development. From inception through September 30, 2004 Lev has not generated any revenue from operations. Lev expects to incur additional losses to perform further research and development activities. Lev does not currently have any commercial biopharmaceutical products, and does not expect to have such for several years, if at all

Initiate Phase III Clinical Trials of C-INH for the Treatment of HAE

     During the first half of 2005, Lev expects to commence Phase III clinical trials of C1-INH for the treatment of HAE. HAE is a rare and debilitating disorder characterized by episodic attacks of edema (swelling) in the extremities, face, abdominal wall, and airway passages. HAE abdominal attacks can cause debilitating pain as well as nausea and vomiting, while laryngeal HAE attacks can be fatal if not immediately treated. In Europe, C1-INH, produced by several manufacturers, has been used to treat patients with HAE safely and effectively for more than 30 years.

Initiate Pre-Clinical Development of C1 Esterase Inhibitor for the Treatment of AMI

     Lev intends to commence pre-clinical development of C1-INH for the treatment of AMI or heart attack. Lev has licensed the exclusive world-wide rights for the use of C1-INH for the treatment of AMI from Sanquin. AMI results in the development of myocardial necrosis, or death of heart cells or tissue, due to ischemia (lack of oxygen). Patients with this condition suffer the disruption of the normal pattern of contractions of the heart muscle leading to fibrillation (rapid uncontrolled beat) and/or heart failure. AMI usually results from a thrombus that partially or totally blocks the arterial blood flow, and inflammation contributes to the tissue damage.

Explore Opportunities to Develop C1-INH for the Treatment of Other Indications

     The process of inflammation underlies a number of other serious diseases, including gram-negative septicemia and inflammatory bowel disease, and is now also understood to play a role in other disorders previously thought to be unrelated to inflammation, including Alzheimer's disease and stroke. As a potent mediator of inflammation, C1-INH has been examined as a potential treatment for some of these diseases, in animal studies, and in a limited number of disorders, in clinical studies as well. Based on these studies, and on the role C1-INH is known to play in inhibiting key inflammatory pathways, Lev intends to develop C1-INH for certain other diseases and disorders. Lev believes the extensive clinical experience with C1-INH in treating HAE in Europe will facilitate its introduction into other clinical indications.

Liquidity and Capital Resources

     Since its inception in July 2003, Lev's business activity has consisted primarily of capital raising activities, entering into contractual relationships with Sanquin and preparing for the commencement of its Phase III clinical trial of C1-INH for the treatment of HAE. Lev has relied primarily on the proceeds of sales of its securities in order to provide it with the cash necessary to commence and maintain operations.

     On December 10, 2003, Lev sold 1,141,960 shares of its common stock in a private placement for gross proceeds of $300,000. Between February 2004 and June 2004, Lev received gross proceeds of approximately $8.0 million from the sale of approximately 27.3 million shares of its common stock.

     On March 17, 2004, Lev issued a warrant to a consultant to purchase on a pre-Merger basis 2,500,000 shares of common stock at an exercise price of $.10 per share which was exercisable immediately. On August 23, 2004, the warrantholder exercised this warrant through a cashless exercise provision and was issued 2,205,882 shares of common stock on a pre-Merger basis (6,297,571 shares after giving effect to the Merger and the conversion of the shares of Series A convertible preferred stock issuable upon closing of the Merger).

     Lev's working capital requirements will depend upon numerous factors including but not limited to the nature, cost and timing of: pharmaceutical research and development programs; pre-clinical and clinical testing; obtaining regulatory approvals; technological advances and its ability to establish collaborative arrangements with research organizations and individuals needed to commercialize its products. For the foreseeable future, Lev's capital resources will be focused primarily on the clinical development and regulatory approval of C1-INH for the treatment of HAE. We expect that our existing capital resources will be sufficient to fund our operations for at least the next 12 months. Lev expects that it will be required to raise additional capital to complete the development and commercialization of its current product candidates.

            DESCRIPTION OF THE BUSINESS OF LEV PHARMACEUTICALS, INC.

     Prior to the Merger, Lev was a privately-owned biotechnology company formed in July 2003 to develop and commercialize therapeutic products for the treatment of inflammatory diseases. Lev's product candidates are based on C1-INH, a human plasma protein that mediates inflammation. Lev has certain rights to C1-INH technology through agreements with Sanquin.

Product Programs

     Lev's lead program is the development of C1-INH for the treatment of HAE. HAE is a rare genetic disorder characterized by episodic attacks of edema (swelling) in the extremities, face, abdomen, and, most seriously the airway passages. The disease is caused by a deficiency of C1-INH, and there are approximately 10,000 HAE patients in the U.S.

     Sanquin has been producing and selling successive generations of C1-INH, prepared from human plasma, in the Netherlands for over 30 years for the treatment of HAE. Continuous product development efforts at Sanquin have resulted in the current, highly purified product which has been marketed in Europe since 1997. Despite its long record of use in Europe, however, C1-INH, has never been introduced in the U.S. Through a supply and distribution agreement with Sanquin, Lev has the exclusive right to market and sell C1-INH prepared by Sanquin for the treatment of HAE in North America and certain other geographic regions.

     In the third quarter of 2004 Lev filed an Investigational New Drug Application ("IND") with the U.S. Food and Drug Administration ("FDA") to begin a Phase III clinical trial of C1-INH for the treatment of HAE. Lev intends to initiate this Phase III clinical trial during the first half of 2005. In July 2004, Lev received orphan drug designation from the FDA for C1-INH (human), which, upon product licensure, could provide Lev with a seven-year exclusive right to market its C1-INH product as a treatment for HAE in the United States.

     Lev's second development program is focused on the use of C1-INH in treating acute myocardial infarction (AMI), commonly known as a heart attack. AMI results from an obstruction of blood flow to the heart, and there are approximately 1,200,000 patients with AMI in the United States annually, resulting in an estimated 500,000 directly attributable deaths. Current treatments for AMI, both surgical and pharmaceutical, are directed at restoring blood flow to heart tissue or preventing further obstruction. Despite a widespread appreciation for the role of inflammation in AMI in both the scientific and medical communities, no presently available treatments directly target the mechanisms of inflammation. Based on preliminary animal and clinical data, Lev believes C1-INH may be useful as a treatment for AMI.

     The process of inflammation underlies a number of other serious diseases, including gram-negative septicemia and inflammatory bowel disease, and is now also understood to play a role in other disorders previously thought to be unrelated to inflammation, including Alzheimer's disease and stroke. As a potent mediator of inflammation, C1-INH has been examined as a potential treatment for some of these diseases, in animal studies, and in a limited number of disorders, in clinical studies as well. Based on these studies, and on the role C1-INH is known to play in inhibiting key inflammatory pathways, Lev intends to develop C1-INH for certain other diseases and disorders. Lev believes the extensive clinical experience with C1-INH in treating HAE in Europe will facilitate its introduction into other clinical indications.

Strategy

     Lev's goal is to create a biopharmaceutical company that develops and commercializes a portfolio of C1-INH products that offer improved efficacy and safety characteristics over existing treatments. The key elements of its strategy are to:

o complete the development of its lead product candidate, C1-INH for the treatment of HAE;

o advance its second product candidate, C1-INH for the treatment of AMI, into pre-clinical development in the United States; and

o    selectively develop C1-INH for additional therapeutic indications.


 Technology

     C1-INH is a human plasma protein that mediates inflammation and coagulation. In Europe, C1-INH, produced by several manufacturers, has been used to treat patients with HAE safely and effectively for more than 30 years, and is widely accepted as the treatment of choice for HAE. It is this extensive record of safety and efficacy that provides the basis for our lead program, the development of C1-INH in the United States for the treatment of HAE.

     Beyond this impressive record of clinical experience, however, C1-INH is also a well-characterized and well-understood molecule that is known to play a key role regulating the complex biochemical interactions of blood-based systems involved in inflammation and coagulation. C1-INH is known to be either a major or minor inhibitor of at least seven proteins involved in these systems. More specifically, C1-INH is known to inhibit three key biochemical pathways underlying inflammation and/or coagulation - the complement system, the contact pathway of intrinsic coagulation and the fibrinolytic system. Under normal circumstances, these systems play important roles in defending the body from infection, injury and disease and in repairing tissue damage. If improperly controlled, however, these same systems can cause or contribute to disease and tissue damage. Excessive activity in one or more of these systems is known or believed to contribute to a number of diseases or disorders, including: myocardial infarction, ischemic-reperfusion injury, inflammatory bowel disease, gram-negative septicemia, Alzheimer's disease and stroke.

     Based on (i) the demonstrated role of these inflammatory pathways in specific diseases, (ii) the known function of C1-INH in regulating these pathways, and (iii) the extensive clinical experience in using C1-INH to treat HAE, C1-INH has been extensively studied, both clinically and pre-clinically, as a potential treatment for a number of diseases. Lev intends to leverage and extend these studies to develop a portfolio of products based on C1-INH.

Hereditary Angioedema
---------------------

Background

     HAE is a genetic disorder characterized by episodes of edema (swelling) in the extremities, face, abdomen, and airway passages. The majority of patients have stretches of severe abdominal pain, nausea, and vomiting that is caused by swelling in the intestinal wall. Attacks that involve the face and throat must be taken seriously and medical treatment should be sought without delay. Swelling of the throat can close the air passage and cause death by suffocation. The mortality rate from untreated airway obstruction has been reported to be over 30% with death most frequently caused by asphyxiation due to airway closure. The course of the disease is diverse and unpredictable, even within a single patient over his lifetime. Swelling caused by HAE usually lasts for 24-72 hours, but the length of an attack can range from four hours to four days. On average, patients experience approximately one attack per month, but the frequency is highly variable. As many as five to 10% of patients are severely affected, experiencing attacks one to three times per week. HAE affects between 1:10,000 and 1:50,000 individuals worldwide, and it is estimated there are approximately 10,000 patients with HAE in the United States.

     HAE is caused by a defective gene for C1-INH, and this defect is passed on in families - a child has a 50% chance of inheriting this disease if one parent is affected. The absence of family history, however, does not rule out HAE diagnosis, and as many as 20% of HAE cases involve patients who appear to have had a spontaneous mutation of the C1-INH gene at conception. The genetic defect results in production of either inadequate or nonfunctioning C1-INH protein.

     C1-INH is known to inhibit three key biochemical pathways underlying inflammation and/or coagulation - the complement system, the contact pathway of intrinsic coagulation and the fibrinolytic system. Excessive activity of each of these systems has been demonstrated in HAE, as evidenced by increased levels of components of the complement system, kallikrein, coagulation Factors XIa and XIIa, and plasmin. The biochemical imbalance that results from reduced levels of functional C1-INH leads to the production of proteins and peptides that cause fluids to be released from the capillaries into surrounding tissues thereby causing edema.

     In the absence of C1-INH activity, activated C1 and plasmin generate certain inflammatory mediators which are thought to be causal factors of the angioedema observed in patients with HAE. C1-INH concentrate replaces the missing or non-functional protein and inhibits the cataclysmic subunits of the first component of the classic complement pathway (C1r and C1s), as well as inhibition of the function of kallikrein, plasmin, and coagulation factors XIa and XIIa.

     Because HAE is rare and has a wide variability in disease expression, it is not uncommon for patients to remain undiagnosed or misdiagnosed for many years. Many patients report that their frequent and severe abdominal pain was inappropriately diagnosed as psychosomatic. Although rare, HAE is a disease with potentially catastrophic consequences for those affected. Aside from the potentially fatal acute respiratory compromise, unnecessary exploratory surgery has been performed on patients experiencing gastrointestinal edema because abdominal HAE attacks mimic conditions requiring surgery.

     Traditionally, HAE has been classified into two types (I and II). The most common form of the disease, Type I, is characterized by low levels of C1-INH and affects about 85% of patients, whereas Type II HAE affects 15% of patients and is characterized by non-functional C1-INH. A third type of HAE has been identified in which the abnormal C1-INH protein binds to albumin effectively reducing the amount of functional C1-INH.

Current Treatments

     Treatment of HAE can be categorized as: (i) preventive treatments for patients severely affected by HAE; and (ii) mitigation treatments to remedy the symptoms of infrequent episodic acute attacks. The only currently available treatments in the United States for severe attacks are anabolic steroids, pain control, and rehydration. Restriction of the inciting activity (e.g. repetitive motion such as typing or hammering) is also advised. Current treatments for HAE in the United States do not prevent all attacks and have adverse side effects.

     Long-term prevention therapy is recommended for patients who experience more than one attack per month, or who believe the disease significantly interferes with their quality of life. Most of these patients are currently treated with anabolic steroids that reduce the frequency of attacks of edema. The most commonly used steroids are alpha-alkylated androgens such as stanozolol and danazol. Although these drugs are effective in reducing the number and severity of the most serious attacks, they do not prevent all attacks. In addition, use of such anabolic steroids can have numerous side effects ranging from hepatotoxicity (liver toxicity), virilization (development of male sexual characteristics in a female), weight gain, acne and hirsutism (unwanted hair growth). Another preventive treatment is the use of freshly frozen plasma, which contains C1-INH, but which also contains a wide variety of other factors that may activate multiple inflammatory pathways and exacerbate an attack.

     There are currently no approved treatments for acute attacks available in the United States. Rather, current therapies primarily focus upon treating the symptoms of an acute attack. For swelling of the intestinal wall, which can cause debilitating pain, narcotics such as morphine and antiemetics for nausea are given, but these medications only address the symptoms and not the underlying cause. For severe laryngeal swelling, which can be life threatening, rescue therapy such as intubation or tracheotomy may be required. There are no treatments available for swelling of the face or extremities.

C1-Esterase Inhibitor

     HAE can be effectively treated with intravenous administration of C1-INH purified from human plasma. In Europe, C1-INH, produced by several manufacturers, has been used to treat patients with HAE safely and effectively for more than 30 years, and is widely accepted by HAE associations around the world as the treatment of choice for acute attacks of HAE. It can be used to treat acutely, when there is an attack, or prophylactically, to prevent attacks, depending on the severity of the case. The treatment concept is similar to hemophilia, in which a patient is treated regularly with the particular clotting factor in which he is deficient. In spite of this long record of safety and efficacy in Europe, C1-INH has never been introduced in the United States, and it is Lev's objective to bring C1-INH to the United States for the treatment of patients with HAE.

     Lev's first product candidate, C1-INH prepared from human plasma, is being developed for both acute and prophylactic treatment of HAE. C1-INH is given by intravenous administration. Published studies by others have shown C1-INH treatment to resolve angioedema in 30 minutes to two hours, compared to 24-72 hours when untreated. A research study published in the New England Journal of Medicine in 1996, provided evidence that this treatment was safe and effective for both prevention of attacks and as an acute attack therapy - rapid resolution of laryngeal, facial, abdominal, and extremity swelling was observed. A study published in the Archives of Internal Medicine in 2001 concluded C1-INH to be highly effective in treating the laryngeal edema of HAE with rapid resolution of symptoms. Lev believes these studies, and others showing comparable efficacy, are representative of the extensive European clinical experience using C1-INH as a treatment for HAE for more than 30 years.

     Lev has entered into a distribution and manufacturing services agreement with Sanquin Blood Supply Foundation, a not-for-profit organization in the Netherlands that provides blood supplies and promotes transfusion medicine. Sanquin currently manufactures and markets a highly purified preparation of C1-INH in Europe and pursuant to its agreement with Lev agreed to provide Lev with C1-INH for use in its clinical trials and for commercial distribution upon regulatory licensure. Pursuant to the agreement, Lev has distribution rights in all countries in North, Central and South America, with the exception of the Dutch Overseas Territories, Argentina and Brazil.

     In the third quarter of 2004, Lev filed an IND with the FDA to begin a Phase III clinical trial of C1-INH for treating HAE in the United States. Lev intends to initiate this clinical trial - a multi-center, placebo-controlled, double-blind study - in the first half of 2005. The study is designed to examine the use of C1-INH in both treating acute attacks of angioedema and in preventing the onset of such attacks. In July 2004 Lev received orphan drug designation from the FDA for C1-INH in treating HAE. Upon product licensure, this designation could provide Lev with seven years of marketing exclusivity for its C1-INH product as a treatment for HAE in the United States as well as certain tax credits and eligibility for certain government grants.

Acute Myocardial Infarction
---------------------------

Background

     AMI, commonly known as a heart attack, is a sudden, life-threatening cardiac disorder caused by an obstruction of blood flow to the heart. The major symptom of AMI is chest discomfort, but associated symptoms include nausea, vomiting, shortness of breath, and dizziness. AMIs vary in severity and symptoms, and the intensity of the systems depends on the size of the area of heart muscle affected by the infarction. Clinical diagnosis of AMI is typically based on elevation of two cardiac enzymes, creatine phosphokinase and troponin, markers considered highly reliable measures of cardiac injury.

     AMI results in the development of myocardial necrosis, or death of heart cells or tissue, due to ischemia (lack of oxygen). The heart cells are not supplied with sufficient oxygen to meet their metabolic requirements. The most common cause of AMI is atherosclerosis or the accumulation of plaques in the arterial wall. Plaques can rupture and form a thrombus, or clot, that partially or totally blocks arterial blood flow. Patients with this condition suffer the disruption of the normal pattern of contractions of the heart muscle leading to atrial fibrillation (rapid uncontrolled beat) and/or heart failure. There are approximately 1,200,000 patients with AMI in the United States annually, resulting in an estimated 500,000 directly attributable deaths.

Current Treatments

     Current treatments for AMI are limited and are aimed at restoring blood flow, improving tissue oxygenation and preventing further arterial obstruction. The first line of treatment usually includes oxygen (to reduce the workload of the heart), aspirin (to inhibit further clot formation), nitroglycerin (to reduce the oxygen requirements of the heart) and morphine (for pain). Fibrinolytic drugs, such as streptokinase, urokinase or alteplase, are administered to dissolve clots, and heparin is given as an anticoagulant to prevent further clot formation. Percutaneous transluminal coronary angioplasty, or PTCA, is commonly performed to restore blood flow to the affected coronary artery, a procedure that may involve the placement of a stent to prevent closure of the vessel. In some cases, coronary arterial bypass graft surgery may be required. Antiplatelet medications, such as aspirin and clopidogrel, have become a cornerstone of therapy for AMI. These medications prevent the accumulation of platelets, a trigger event in clot formation. Newer strategies include the use of platelet glycoprotein IIb-IIIa receptor inhibitors, low molecular weight heparin, and Factor Xa inhibitors.

C1-INH

     Current treatments for AMI, both surgical and pharmaceutical, are directed at restoring blood flow to heart tissue or preventing further obstruction. The later stages of cardiac cell injury during AMI, however, result at least in part from an inflammatory response. Activation of the complement system has been demonstrated, inflammatory mediators have been identified, and certain anti-inflammatory drugs have been shown to reduce infarct size in animal models. Despite a widespread appreciation for the role of inflammation in AMI in both the scientific and medical communities, no presently available treatments directly target the mechanisms of inflammation. Based on preliminary animal and clinical data, Lev believes C1-INH may be useful as a treatment for AMI.

     Two of the major inflammatory pathways believed to be involved in AMI are the complement system and the contact pathway of intrinsic coagulation. C1-INH is an important inhibitor of both of these pathways and, therefore, may provide a therapeutic benefit in the treatment of AMI. C1-INH has been studied extensively in animal models of myocardial infarction in rat, pig, cat and dog models. In these studies, C1-INH was shown both to restore blood flow and to reduce cardiac damage. The use of C1-INH in treating AMI has also been studied in a preliminary clinical trial published in the European Heart Journal in 2002. In 13 patients, release of troponin T and creatine kinase MB, two accepted biochemical markers of cardiac damage, were reduced by 36% and 57%, respectively, compared to 18 controls. Lev has entered into an exclusive world-wide license with Sanquin for the use of C1-INH for the treatment of AMI.

Other Inflammatory Diseases
---------------------------

     The process of inflammation underlies a number of serious diseases, including rheumatoid arthritis and inflammatory bowel disease, and is now also understood to play a role in other disorders previously thought to be unrelated to inflammation, including Alzheimer's disease and stroke. C1-INH has been examined as a potential treatment for some of these diseases, in animal studies, and in a limited number of disorders, in clinical studies as well. C1-INH has been studied in animal models of pancreatitis, lung transplantation, burn injuries and traumatic shock. Preliminary clinical studies have been done in coronary bypass surgery, gram-negative septicemia and bone marrow transplantation. Based on these studies, and on the role C1-INH is known to play in inhibiting key inflammatory pathways, Lev intends to develop C1-INH for certain additional diseases and disorders. Lev believes the extensive clinical experience with C1-INH in treating HAE in Europe will facilitate its introduction into other clinical indications.

Distribution, Manufacturing  and Licensing Relationships

Distribution and Manufacturing Services Agreement with Sanquin

     Lev entered into a Distribution and Manufacturing Services Agreement with Sanquin as of January 16, 2004. Under this agreement, Sanquin has granted to Lev
(i) the exclusive right to distribute, market, offer for sale, sell, import and promote C1-INH derived from human plasma as manufactured by Sanquin in all countries in North America and South America (other than the Dutch Overseas Territories, Argentina and Brazil), and (ii) a right of first refusal to distribute, market, offer for sale, sell, import and promote C1-INH derived from human plasma as manufactured by Sanquin in certain other geographic regions and under certain conditions.

     Under this agreement, Lev has agreed to take primary responsibility for conducting the Phase III clinical trials of C1-INH for the treatment of HAE, and preparation and filing of all regulatory applications necessary to register the product candidate. Sanquin has agreed to provide Lev with technical data and support necessary to assist it in preparing and filing all such regulatory applications. Upon obtaining regulatory approval for C1-INH for the treatment of HAE, under the agreement Lev shall own the regulatory approvals for the product.

     Sanquin has agreed to supply C1-INH for Lev's Phase III clinical trials. Upon receipt of FDA approval for its product candidate for the treatment of HAE, upon commercial launch of such product and thereafter during the term of the agreement, Sanquin has agreed to supply Lev with its commercial requirements for C1-INH for the treatment of HAE in each country where Lev has received regulatory approval. Lev's purchase of C1-INH from Sanquin is subject to minimum annual purchase requirements.

     The initial term of this agreement shall expire on December 31, 2007, subject to extension. Lev has the right to extend the term of this agreement for up to six years in two three year periods upon written notice to Sanquin no later than six months before this agreement or an extension of this agreement terminates.

     As per the agreement, Lev has obtained FDA consent for its plan to collect necessary data to support licensure in the United States and Lev has secured the support of a clinical research organization to conduct its Phase III clinical trials for its HAE product candidate. In addition, Sanquin has the right to terminate this agreement in the event, among other things, that:

     (i) Lev fails to complete the enrollment of its Phase III clinical trials for its HAE product candidate within a specified time frame;

     (ii) Lev fails to submit the biologics license application, ("BLA"), in the United States within a specified time frame; or

     (iii) Lev fails to obtain marketing approval in the United States within a specified time frame;

 Exclusive License Agreement with Sanquin

     Lev entered into a license agreement with Sanquin on January 27, 2004. Under this agreement, Lev has an exclusive, world-wide, royalty-bearing license, with the right to sublicense, to the use of C1 esterase inhibitor for the treatment of AMI.

     In connection with the license agreement, Lev has paid Sanquin certain fees and has reimbursed Sanquin for certain expenses. In addition, Lev has an obligation to pay Sanquin royalties on sales of products incorporating the licensed technology.

     Lev is required to create a comprehensive plan for the commercial exploitation of the licensed technology, and to such end Lev has agreed to commit at least $125,000 per annum during the first three years following the execution of this agreement toward such research. In addition, Lev has agreed to use commercially reasonable efforts to manufacture and market products incorporating the licensed technology.

     The license agreement, unless it is terminated earlier, shall continue in force until the expiration, invalidation or unenforceability of the last to expire patent licensed pursuant to the agreement. Either party may terminate the agreement in the event of an uncured breach by the other.

Intellectual Property


The following factors are important to Lev's success:

     o    receiving patent protection for its product candidates;

     o    not infringing on the intellectual property rights of others;

     o    preventing others from infringing its intellectual property rights;
          and

     o    maintaining its patent rights and trade secrets.

     Lev actively seeks, when appropriate, protection for its proposed products, technologies and proprietary information through U.S. and foreign patents. In addition, Lev relies upon trade secrets and contractual arrangements to protect its proprietary information.

     As of January 3, 2005, Lev owns or licenses one U.S. patent and one foreign patent related to its technologies, compounds and their applications in pharmaceutical development or their use as pharmaceuticals. Lev faces the risk that one or more of the above patent applications may be denied. Lev also faces the risk that its issued patents may be challenged or circumvented or may otherwise not provide protection for any commercially viable products it develops. Lev also notes that U.S. patents and patent applications may be subject to interference proceedings, and U.S. patents may be subject to reexamination proceedings in the U.S. Patent and Trademark Office (and foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent office), which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, reexamination and opposition proceedings may be costly. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the very patent rights sought by Lev, which in turn could affect its ability to market a potential product to which that patent filing was directed. In the event that Lev seeks to enforce any of its owned or exclusively licensed patents against an infringing party, it is likely that the party defending the claim will seek to invalidate the patents Lev asserts, which, if successful, would result in the entire loss of its patent or the relevant portion of its patent and not just with respect to that particular infringer. Any litigation to enforce or defend its patent rights, even if Lev were to prevail, could be costly and time-consuming and would divert the attention of Lev's management and key personnel from its business operations.

     In addition, Lev's ability to assert its patents against a potential infringer depends on its ability to detect the infringement in the first instance. Many countries, including certain European countries, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties in some circumstances (for example, when the patent owner has failed to "work" the invention in that country, or the third party has patented improvements). In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. Compulsory licensing of life saving drugs is also becoming increasingly popular in developing countries either through direct legislation or international initiatives. Such compulsory licenses could be extended to include some of Lev's product candidates, which could limit Lev's potential revenue opportunities. Moreover, the legal systems of certain countries, particularly certain developing countries, do not favor the aggressive enforcement of patent and other intellectual property protection.

     Lev's success will also depend in part upon its not infringing patents issued to others. If Lev's product candidates are found to infringe the patents of others, Lev's development, manufacture and sale of such potential products could be severely restricted or prohibited.

     Patent litigation can involve complex factual and legal questions and its outcome is uncertain. Any claim relating to infringement of patents that is successfully asserted against Lev may require us to pay substantial damages. Even if Lev were to prevail, any litigation could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. Furthermore, if a patent infringement suit were brought against Lev or its future strategic partners or licensees, if any, Lev or they may be forced to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a third party's intellectual property unless that party grants Lev or its strategic partners or licensees rights to use its intellectual property. In such cases, Lev may be required to obtain licenses to patents or proprietary rights of others in order to continue to commercialize its products. However, Lev may not be able to obtain any licenses required under any patents or proprietary rights of third parties on acceptable terms, or at all. Even if Lev or its strategic partners or licensees were able to obtain rights to the third party's intellectual property, these rights may be non-exclusive, thereby giving our competitors access to the same intellectual property. Ultimately, Lev may be unable to commercialize some of its potential products or may have to cease some of its business operations as a result of patent infringement claims, which could severely harm its business.

     Much of Lev's technology and many of its processes depend upon the knowledge, experience and skills of Lev's scientific and technical personnel. To protect rights to its proprietary know-how and technology, Lev generally requires all employees, contractors, consultants, advisors, visiting scientists and collaborators as well as potential collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information. The agreements with employees and consultants also require disclosure and assignment to us of ideas, developments, discoveries and inventions. These agreements may not effectively prevent disclosure of Lev's confidential information or provide meaningful protection for its confidential information.

Competition

     Lev competes in an industry characterized by intense competition and rapid technological change. New developments occur and are expected to continue to occur at a rapid pace. Discoveries or commercial developments by Lev's competitors may render some or all of Lev's technologies, products or potential products obsolete or non-competitive.

     Lev's principal focus is on the development of therapeutic products. Lev conducts research and development programs to develop and test product candidates and demonstrate to appropriate regulatory agencies that these products are safe and effective for therapeutic use in particular indications. Lev's principal competitors are companies that are already marketing products in those indications or are developing new products for those indications. Most of these organizations have greater financial resources and experience than Lev does.

     Companies developing therapeutics for the treatment of HAE include Dyax Corp., Jerini AG and Pharming Group N.V. In addition, ZLB Behring currently markets a plasma-derived C1-esterase inhibitor outside of the U.S. Other competitors and potential competitors include companies that market and develop anabolic steroid-based drugs and anti-inflammatory compounds.

     For potential cardiovascular disease product applications, our potential competitors include numerous pharmaceutical and biotechnology companies, most of which have substantially greater financial resources and experience than Lev does.

Government Regulation

     Regulation by governmental authorities in the United States and other countries is a significant factor in the development, manufacture and marketing of pharmaceuticals, and in Lev's ongoing research and development activities. All of Lev's products will require regulatory approval by governmental agencies prior to commercialization. In particular, pharmaceutical drugs are subject to rigorous preclinical testing and clinical trials and other premarketing approval requirements by the FDA and regulatory authorities in other countries. In the United States, various federal, and in some cases state statutes and regulations, also govern or impact upon the manufacturing, safety, labeling, storage, record-keeping and marketing of pharmaceutical products. The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations, require the expenditure of substantial resources. Regulatory approval, when and if obtained for any of Lev's product candidates, may be limited in scope which may significantly limit the indicated uses for which Lev's product candidates may be marketed. Further, approved drugs and manufacturers are subject to ongoing review and discovery of previously unknown problems that may result in restrictions on their manufacture, sale or use or in their withdrawal from the market.

Preclinical Studies

     Before testing any compounds with potential therapeutic value in human subjects in the United States, stringent government requirements for preclinical data must be satisfied. Preclinical testing includes both in vitro and in vivo laboratory evaluation and characterization of the safety and efficacy of a drug and its formulation. Preclinical testing results obtained from studies in several animal species, as well as from in vitro studies, are submitted to the FDA as part of an investigational new drug application, or IND, and are reviewed by the FDA prior to the commencement of human clinical trials. These preclinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initial trials in human volunteers.

    Clinical Trials

     If a company wants to test a new drug in humans, an IND must be prepared and filed with the FDA. The IND becomes effective if not rejected or put on clinical hold by the FDA within 30 days. In addition, an Institutional Review Board comprised in part of physicians at the hospital or clinic where the proposed trials will be conducted, must review and approve the trial protocol and monitor the trial on an ongoing basis. The FDA may, at any time during the 30-day period or at any time thereafter, impose a clinical hold on proposed or ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence without FDA authorization and then only under terms authorized by the FDA. In some instances, the IND application process can result in substantial delay and expense.

    Clinical Trial Phases

     Clinical trials typically are conducted in three sequential phases, phases I, II and III, with phase IV trials potentially conducted after marketing approval. These phases may be compressed, may overlap or may be omitted in some circumstances.

o Phase I clinical trials. After an IND becomes effective, phase I human clinical trials can begin. These trials evaluate a drug's safety profile, and the range of safe dosages that can be administered to healthy volunteers and/or patients, including the maximum tolerated dose that can be given to a trial subject with the target disease or condition. Phase I trials also determine how a drug is absorbed, distributed, metabolized and excreted by the body, and duration of its action.

o Phase II clinical trials. Phase II clinical trials typical are designed to evaluate the potential effectiveness of the drug in patients and to further ascertain the safety of the drug at the dosage given in a larger patient population.

o Phase III clinical trials. In phase III clinical trials, the drug is usually tested in a controlled, randomized trial comparing the investigational new drug to an approved form of therapy in an expanded and well defined patient population and at multiple clinical sites. The goal of these trials is to obtain definitive statistical evidence of safety and effectiveness of the investigational new drug regime as compared to an approved standard therapy in defined patient populations with a given disease and stage of illness.

    New Drug Application

     After completion of clinical trials, if there is substantial evidence that the drug is safe and effective, a new drug application, or NDA, is prepared and submitted for the FDA to review. The NDA must contain all of the essential information on the drug gathered to that date, including data from preclinical and clinical trials, and the content and format of an NDA must conform with all FDA regulations and guidelines. Accordingly, the preparation and submission of an NDA is a major undertaking for a company.

     The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information from the sponsor rather than accepting an NDA for filing. In such an event, the NDA must be submitted with the additional information and, again, is subject to review before filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. By law, the FDA has 180 days in which to review the NDA and respond to the applicant. The review process is often significantly extended by the FDA through requests for additional information and clarification. The FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation, but gives great weight to it. If the FDA evaluations of both the NDA and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter, which usually contains a number of conditions that must be satisfied in order to secure final approval. If the FDA's evaluation of the NDA submission or manufacturing facility is not favorable, the FDA may refuse to approve the NDA or issue a not approvable letter.

Other Regulatory Requirements.

     Any products Lev manufactures or distributes under FDA approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the products. Drug manufacturers and their subcontractors are required to register with the FDA and, where appropriate, state agencies, and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with cGMP regulations which impose procedural and documentation requirements upon Lev and any third party manufacturers Lev utilizes.

     The FDA closely regulates the marketing and promotion of drugs. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the product's labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer's communications on the subject of off-label use.

     The FDA's policies may change and additional government regulations may be enacted which could prevent or delay regulatory approval of Lev's product candidates or approval of new indications for Lev's existing products. Lev cannot predict the likelihood, nature or extent of adverse governmental regulations that might arise from future legislative or administrative action, either in the United States or abroad.


    Approvals Outside of the United States.

     Lev will also be subject to a wide variety of foreign regulations governing the development, manufacture and marketing of its products. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to manufacturing or marketing the product in those countries. The approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval. Lev cannot assure you that clinical trials conducted in one country will be accepted by other countries or that approval in one country will result in approval in any other country.

Legal Proceedings

     Lev is not a party to any material legal proceeding. Lev may be subject to various claims and legal actions arising in the ordinary course of business from time to time.

Facilities

     Lev currently subleases approximately 1,000 square feet of space for its headquarters in New York, New York. The sublease will expire on August 31, 2006. The annual payment amounts due under the sublease are approximately $29,000 for 2004, $68,000 for 2005 and $46,000 for 2006. Lev believes that its new facility will be adequate for its needs for at least the next several years, and Lev expects that additional facilities will be available in other jurisdictions to the extent Lev adds new offices.

Employees

     As of January 3, 2005, 2004, Lev had 5 employees. Lev considers its relationship with its employees to be good.

                                   MANAGEMENT

Executive Officers and Directors

     The Company's executive officers and directors as of January 3, 2005 are:

    --------------------------- --------- ---------------------------------
    Name                        Age       Position
    --------------------------- --------- ---------------------------------
    Judson Cooper               46        Chairman     of    the    Board,
                                          Executive   Vice  President  and
                                          Secretary

    Joshua D. Schein            44        Chief   Executive   Officer  and
                                          Director

    Yanina Tova Wachtfogel      46        Chief Scientific Officer

    Scott Eagle                 45        Director

    Eric I. Richman             43        Director

    Thomas Lanier               45        Director
    --------------------------- --------- ---------------------------------

Executive Officers

Judson Cooper has been the Company's Chairman of the Board of Directors, Executive Vice President and Secretary since December 29, 2004 and Lev's Chairman of the Board of Directors since the commencement of operations in July 2003 and Executive Vice President since November 1, 2004. Mr. Cooper is also a founder of SIGA Technologies, Inc., a publicly-traded biotechnology company, and served as its Chairman from August 1998 to April 2001. Mr. Cooper also served as SIGA's acting Chairman from April 1998 to August 1998, as a Director from December 1995 to April 2001, and as Executive Vice President from November 1996 to April 2001, and as its founding President from December 1995 to November 1996. Mr. Cooper is also a founder of DepoMed, Inc., a publicly-traded drug delivery company and served as a director of the company from December 1995 to June 1998. From January 1996 to August 1998, Mr. Cooper was an executive officer and a director of Virologix Corporation, a private biotechnology company which he co-founded and subsequently was acquired by Access Pharmaceuticals, a publicly-traded biotechnology company. From June 1996 to September 1998, Mr. Cooper was an executive officer and a director of Callisto Pharmaceuticals, Inc., a publicly-traded biotechnology company which he co-founded. Mr. Cooper is also a founder of Hemoxymed, Inc., a publicly-traded biotechnology company. Since 1997, Mr. Cooper has been a principal of Prism Ventures LLC, a privately held limited liability company focused on the biotechnology industry. From September 1993 to December 1995, Mr. Cooper was a private investor. From 1991 to 1993, Mr. Cooper was a Vice President at D. Blech & Company, Incorporated, a merchant and investment banking firm focused on the biopharmaceutical industry. Mr. Cooper is a graduate of the Kellogg School of Management.

Joshua D. Schein, Ph.D. has been the Company's Chief Executive Officer and a Director since December 29, 2004 and Lev's Chief Executive Officer and a Director since the commencement of operations in July 2003. Dr. Schein is also a founder of SIGA Technologies, Inc., a publicly-traded biotechnology company, and served as its Chief Executive Officer from August 1998 to April 2001. Dr. Schein also served as SIGA's acting Chief Executive Officer from April 1998 to August 1998, as Secretary and a Director from December 1995 to April 2001, and as Chief Financial Officer from December 1995 until April 1998. Dr. Schein is also a founder of DepoMed, Inc., a publicly-traded drug delivery company and served as a director of the company from December 1995 to June 1998. From January 1996 to August 1998, Dr. Schein was an executive officer and a director of Virologix Corporation, a private biotechnology company which he co-founded and subsequently was acquired by Access Pharmaceuticals, a publicly-traded biotechnology company. From June 1996 to September 1998, Dr. Schein was an executive officer and a director of Callisto Pharmaceuticals, Inc., a publicly-traded biotechnology company which he co-founded. Dr. Schein is also a founder of Hemoxymed, Inc., a publicly-traded biotechnology company. Since 1997, Dr. Schein has been a principal of Prism Ventures LLC, a privately held limited liability company focused on the biotechnology industry. From 1994 to 1995, Dr. Schein served as a Vice President of Investment Banking at Josephthal, Lyon and Ross, Incorporated, an investment banking firm. From 1991 to 1994, Dr. Schein was a Vice President at D. Blech & Company, Incorporated, a merchant and investment banking firm focused on the biopharmaceutical industry. Dr. Schein received a Ph.D. in neuroscience from the Albert Einstein College of Medicine, an MBA from the Columbia Graduate School of Business, and a B.A. in biochemistry from Brandeis University.

Yanina Tova Wachtfogel has been the Company's Chief Scientific Officer since December 29, 2004 and Lev's Chief Scientific Officer since February 2004. From July 2003 to February 2004, Ms. Wachtfogel served as President and Chief Operating Officer of Lev. Ms. Wachtfogel has extensive industry experience in the development of therapeutics for treatment in the fields of inflammation, immunology, and cardiovascular disease. Prior to joining Lev, Ms. Wachtfogel served as Chief Operating Officer and Vice President, Scientific Affairs for Callisto Pharmaceuticals, Inc., a publicly-traded biotechnology company, from 2001 to 2003. Previously, Ms. Wachtfogel served as a Senior Manager, Scientific Affairs at Bristol-Myers Squibb Oncology/Immunology and a Medical Education Specialist, US Human Health at Merck & Co., Inc. Prior to joining industry, Ms. Wachtfogel spent 15 years as an academic research scientist in the Sol Sherry Thrombosis Research Center at the Temple University School of Medicine doing basic and clinical research focused on inflammatory mediators and the contact pathway of intrinsic coagulation. During her academic career, Ms. Wachtfogel was a visiting research scientist at many international academic centers and published numerous articles in peer-reviewed journals.

Non-Employee Directors

Scott Eagle has served as a Director of the Company since December 29, 2004. Since November 1998, Mr. Eagle has been Vice President of Marketing at Claria Corporation, a leading behavioral online marketing firm where he manages the marketing team and oversees business development and partnership activities. Prior to joining Claria, Mr. Eagle was the Vice President of Marketing at Concentric Network Corporation from 1996 to 1998. Before Concentric, from 1993 to 1996, Mr. Eagle served as Vice President of Marketing at MFS Communications where he launched regional marketing campaigns for the start-up MFS Intelnet subsidiary. Mr. Eagle began his career at Proctor and Gamble in marketing and new product development for the consumer package goods, managing brands such as Formula 44 and Chloraseptic. Mr. Eagle holds a B.S. from the University of Pennsylvania, Wharton School.

Eric I. Richman has served as a Director of the Company since December 29, 2004. Since October 2003, Mr. Richman has been Vice President, Business Development and Strategic Planning at PharmAthene, Inc., a private biotechnology company. From 2000 to 2003, he was Vice President, Corporate Development at MaxCyte, Inc. Prior to that, from 1998 to 2000, he was Director, Internal Commercialization with MedImmune, Inc. From 1993 to 1998, Mr. Richman was MedImmune's Senior Director of Transplantation Products. Mr. Richman was part of the founding team at MedImmune holding various other administrative, financial and strategic planning positions since joining MedImmune in 1998. Mr. Richman was a key member on the launch teams for MedImmune's biotechnology products, both domestically and internationally. Mr. Richman received a B.S. degree in Biomedical Science in 1984 from the Sophie Davis School of Biomedical Education and a Master of International Management in 1987 from the American Graduate School in International Management.

Thomas Lanier has served as a Director of the Company since December 29, 2004. Mr. Lanier has served as Financial Attache in the Office of International Affairs, US Treasury, Moscow since 2003. From 1996 to 2003, Mr. Lanier was an International Advisor for the U.S. Department of the Treasury during which time he co-wrote the U.S. Treasury's guide to external debt issuance for emerging market borrowers. From 1988 until 1996 Mr. Lanier worked for Chemical Bank as a U.S. Government Bond Trader (1988-1993), Emerging Markets Salesperson (1993-1994) and Emerging Markets Debt Trader (1994-1996). In 1981 Mr. Lanier graduated from the United States Military Academy at West Point with a Bachelor of Science Degree and prior to leaving the Army in 1986, also graduated from the U.S. Army Airborne School and the U.S. Army Flight School as well as planning, organizing and controlling logistical operations on an international project for the Army Chief of Staff. In 1998, Mr. Lanier received a Masters of Business Administration with an emphasis in finance and marketing from the Fuqua School of Business, Duke University.

Committees of the Board of Directors

     Currently, the Company's Board of Directors does not have any standing audit, nominating or compensation committees, or committees performing similar functions. The Company's Board of Directors intends to create such committees shortly after the closing of the Merger.

Executive Compensation

     During 2003, no compensation was paid to the Company's or Lev's executive officers.

Employee Benefit Plans

    2004 Omnibus Incentive Compensation Plan

     Pursuant to the Agreement, the Company has assumed Lev's obligations under Lev's 2004 Omnibus Incentive Compensation Plan (the "2004 Plan"). Lev's board of directors adopted, and its stockholders approved, the 2004 Plan in March 2004.

     Share Reserve. A total of 3,500,000 shares of the Company's common stock has been reserved for issuance under the 2004 Plan. On December 29, 2004, the Board of Directors of the Company increased the number of shares reserved for issuance under the 2004 Plan to 10,000,000, subject to stockholder approval.

     Eligibility and Terms of Awards. The 2004 Plan permits the grant of cash-based awards, options, stock appreciation rights, restricted stock units, performance shares, performance units, covered employee annual incentive awards, restricted stock awards and other stock-based awards to our employees and directors. Options will be either incentive stock options or ISOs, as defined under the Internal Revenue Code of 1986, as amended, or the Code, which may be granted solely to employees (including officers); or nonstatutory stock options, or NSOs, that do not qualify as incentive stock options within the meaning of
Section 422 of the Code and which may be granted to employees (including officers) and directors.

         Administration. The Company's board of directors administers the 2004 Plan unless it delegates administration of the plan to a committee. In either case, the plan administrator determines the recipients and terms and conditions applicable to each award made under the 2004 Plan, including the exercise or purchase price, the vesting schedule and the ability to exercise an award prior to vesting and the provisions related to the impact of a termination of employment or service on outstanding awards. The plan administrator may also amend the terms of the 2004 Plan and outstanding equity awards, except that no amendment may adversely affect an award without the recipient's written consent. The plan administrator may not amend an option to lower its exercise price or exchange an option for an option with a lower exercise price, another equity award, cash, or any other consideration or may take any other action that is treated as a repricing under U.S. generally accepted accounting principles without the prior approval of the Company's stockholders. Amendments to the 2004 Plan are subject to stockholder approval to the extent required by law, rule or regulation.

     Stock Options. Stock options are granted pursuant to stock option agreements. The plan administrator determines the exercise price for a stock option subject, in the case of ISOs, to the requirements of Section 422 of the Code. Options granted under the 2004 Plan vest at the rate specified in the option agreement.

     The plan administrator determines the term of stock options granted under the 2004 Plan. Generally, the term of stock options granted under the 2004 Plan may not exceed ten years. The plan administrator determines the extent to which the optionee shall have the right to exercise the stock option following termination of the optionee's employment or provision of services to the company. In no event may an option be exercised after the maximum term provided for in the stock option agreement.

     Acceptable consideration for the purchase of common stock issued under the 2004 Plan will be determined by the plan administrator and may include cash, common stock previously owned by the optionee, consideration received in a "cashless" exercise program implemented by the Company and other legal consideration approved by the plan administrator.

     Generally, an optionee may not transfer a stock option other than by will or the laws of descent and distribution unless the stock option agreement provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death.

     Restricted Stock Awards. Restricted stock awards are purchased through a restricted stock purchase agreement. The purchase price for restricted stock awards must be at least the par value of the stock. The purchase price for a restricted stock award may be payable in cash, the recipient's past services performed for Lev, or any other form of legal consideration acceptable to the plan administrator.

     Stock Appreciation Rights. A stock appreciation right is granted pursuant to a stock appreciation right agreement. The plan administrator determines the strike price and term for a stock appreciation right granted under the 2004 Plan. A stock appreciation right granted under the 2004 Plan vests at the rate specified in the stock appreciation right agreement. If an awardee's service relationship with the Company, or any affiliate of the Company, ceases, then the awardee, or his or her beneficiary, may exercise any vested stock appreciation right after the date such service relationship ends for the period of time provided in the stock appreciation right agreement. Different post-termination exercise periods may be provided in the stock appreciation right agreement for specific types of terminations such as death, disability or retirement. The Company's payment to a participant in settlement of a stock appreciation right may be made by the delivery of shares of the Company's common stock, cash, or any combination of the two.

     Effect of a Change in Control. The Company's standard form of stock option agreement provides that following specified change in control transactions, the equity awards granted under the 2004 Plan will be fully vested and exercisable if the optionee ceases to perform services for the surviving or acquiring company within 12 months after the close of the change in control transaction and the optionee is terminated by the surviving or acquiring company for any reason except cause.

Employment Agreements

     The Company, pursuant to the Agreement, assumed the Employment Agreements Lev was a party to with Joshua Schein and Judson Cooper dated as of November 1, 2004 (the "Employment Agreements"). Pursuant to the respective Employment Agreements, Mr. Schein is employed as the Company's Chief Executive Officer and Mr. Cooper is employed as the Company's Chairman of the Board and Executive Vice President for an initial term of four years, which is automatically renewable for successive one-year terms. Pursuant to the Employment Agreements, each of Mr. Schein and Mr. Cooper receives a base salary of $312,500 with an annual 5% increase, options to purchase up to 1,427,450 shares of the Company's common stock with an exercise price of $.85 per share and customary benefits and reimbursements. In the event Messrs. Schein or Cooper are terminated in connection with a change in control of the Company, each will receive his salary for the remainder of the term of the Employment Agreement and all other amounts due pursuant to the Employment Agreement plus a tax gross-up payment.

                      PRINCIPAL STOCKHOLDERS OF THE COMPANY

     The following table indicates beneficial ownership of Company common stock as of January 3, 2005 by:

     o By each person or entity known by the Company to beneficially own more than 5% of the outstanding shares of the Company's common stock;

     o    By each executive officer and director of the Company; and

     o    By all executive officers and directors of the Company as a group.

     Unless other indicated, the address of each beneficial owner listed below is c/o Fun City Popcorn, Inc. 122 E. 42nd Street, Suite 2606, New York, NY 10022.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage of beneficial ownership is based on 76,303,320 shares of Company common stock issued and outstanding as of January 3, 2005, after giving effect to the conversion of the Company's convertible preferred stock.

                                                                 Percentage of
                                                                    Shares
                                                  Number of      Beneficially
   Name of Beneficial Owner                         Shares           Owned
   ------------------------                        --------          -----

   Named executive officers and directors:

   Judson Cooper (1)                              29,329,102          37.7%

   Joshua D. Schein (2)                           29,894,372          38.5%

   Yanina T. Wachtfogel                            3,425,879           4.5%

   Scott Eagle                                          --              --

   Eric I. Richman                                      --              --

   Thomas Lanier                                      71,372            *

   All Directors and Executive Officers           35,247,308          44.5%
   as a Group (6 persons)

   Prism Ventures LLC (3)                         27,473,417          36.0%

-----------------------------------

   *    less than 1%

   (1) Consists of (i) 1,427,450 shares of common stock issuable upon exercise of stock options, (ii) 27,473,417 shares of common stock owned by various limited liability companies, each of which Prism Ventures, LLC, a limited liability company in which Mr. Cooper owns a 50% interest in, owns and (iii) 428,235 shares of common stock owned by certain family members of Mr. Cooper.

   (2) Includes (i) 1,427,450 shares of common stock issuable upon exercise of stock options and (ii) 27,473,417 shares of common stock owned by various limited liability companies, each of which Prism Ventures LLC, a limited liability company in which Mr. Schein owns a 50% interest in, owns.

   (3) Includes 20,621,658 shares of common stock owned by various limited liability companies, each of which Prism Ventures LLC owns. Each of Judson Cooper and Joshua D. Schein own a 50% interest in Prism Ventures LLC.

                                                                 Percentage of
                                                                    Shares
                                                  Number of      Beneficially
   Name of Beneficial Owner                         Shares           Owned
   ------------------------                       ----------         -----

   Emigrant Capital Corporation                   10,076,116         13.2%

   Richard Stone                                   6,297,571          8.3%

   Newton Partners LLC (4)                         5,293,763          6.9%

   Windsor Ventures LLC (4)                        5,017,066          6.6%

   Sapphire Ventures LLC (4)                       4,011,362          5.3%

--------------------------------------------------------------------------------

   (4) Prism Ventures LLC owns a 100% limited liability interest of such company.



                            LEV CERTAIN TRANSACTIONS

     At the time of Lev's inception on July 21, 2003, Prism Ventures LLC, which is owned 50% by Judson Cooper, the Company's Chairman and 50% by Joshua Schein, the Company's CEO, purchased 10,554,546 shares of Lev common stock (30,132,168 shares after giving effect to the Merger and assuming the conversion of the Company's convertible preferred stock) for nominal value.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

     The Company's authorized capital stock consists of 10,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of Series A Convertible Preferred Stock, $0.01 par value. The following description of the Company's capital stock does not purport to be complete and is subject to, and qualified in its entirety by, its articles of incorporation, as amended, and bylaws.

Common Stock

     As of January 3, 2005, 9,535,325 shares of the Company's common stock were issued and outstanding and held of record by 635 stockholders.

     Each share of Company common stock entitles its holder to one vote on all matters to be voted upon by the Company's stockholders. Subject to preferences that may apply to any of the Company's outstanding preferred stock, holders of Company common stock will receive ratably any dividends the board of directors declares out of funds legally available for that purpose. If the Company liquidates, dissolves or winds up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any of the outstanding preferred stock. The Company common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.

Series A Convertible Preferred Stock

     As of January 3, 2005, 5,000,000 shares of Series A Preferred Stock were outstanding. The Series A Preferred Stock is automatically convertible into an aggregate of 69,703,430 shares of the Company's common stock upon approval by the Company's stockholders of a Certificate of Amendment of the Company's Articles of Incorporation increasing the Company's authorized common stock to 150,000,000 shares (the "Amendment").

     The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Company but only out of funds lawfully available for dividends under the laws of the State of Nevada, dividends per share equal to 5% per annum of the Stated Value of the Series A Preferred Stock, before any dividends shall be declared, set apart for or paid upon the Common Stock in any year. The Stated Value is equal to $0.85 per share. Upon the dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Company, an amount in cash equal to the aggregate Stated Value of the shares of Series A Preferred Stock then outstanding, plus any accrued but unpaid dividends (or, if there be an insufficient amount to pay all Series A Preferred Stockholders, then ratably among such holders), but before any payment shall be made to the holders of Common Stock. The holders of the Series A Preferred Stock shall be entitled to such number of votes as is equal to the number of shares of Common Stock into which such shares are convertible. Any matter as to which the holders of Common Stock are entitled to vote shall require the affirmative vote of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock, voting as one class.

Warrants

     The Company has issued warrants to purchase 301,668 shares of common stock. 190,327 of such warrants are exercisable at $.10 per share and expire on March 17, 2014. The remaining 111,341 warrants are exercisable at $.85 per share and expire on August 17, 2014.

Registration Rights

     If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securities holders, the holders of these shares will be entitled to notice of the registration and will be entitled to include, at the Company's expense, their shares of Company common stock in the registration. In addition, beginning June 29, 2005, the holders of these shares may require the Company, at the Company's expense and on not more than one occasion, to file a registration statement under the Securities Act covering their shares of Company common stock, and the Company will be required to use commercially reasonable efforts to have the registration statement declared effective. Further, the holders may require the Company, at the Company's expense, to register their shares of Company common stock on Form S-3 when registration of the shares under this form becomes possible. These rights terminate, with respect to an individual holder, when such holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period. These registration rights are subject to conditions and limitations, including the right of the underwriters to limit the number of shares of common stock included in the registration statement.